Exhibit 10.4(c)

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into as of the 21 day of April, 2011 by and between 27200 Associates, LLC, a California limited liability company (“Lessor”), and Kythera Biopharmaceuticals, Inc., a Delaware corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee, entered into that certain Standard Multi-Lessee Office Lease - Gross dated December    , 2009 (the “Original Lease”) as amended by that certain First Amendment to Lease dated January 8, 2010 (the “First Amendment” and together with the Original Lease shall be referred to herein as the “Lease”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, pursuant to the Lease, Lessee presently leases Suite 200 (the “Suite 200 Premises”) in the building located at 27200 Agoura Road in Calabasas, California(the “Building”), which Premises consists of approximately 7,579 rentable square feet;

WHEREAS, subject to and in accordance with the terms of this Amendment, Lessor and Lessee desire to amend the Lease, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease shall be amended as follows:

A G R E E M E N T:

1.                                      Expansion of Premises. Subject to the terms and conditions set forth below, on the “Expansion Date” (as hereinafter defined), Lessee shall lease from Lessor and Lessor shall lease to Lessee Suite 100 of the Building (the “Suite 100 Premises”), which Suite 100 Premises consists of approximately 6,458 rentable square feet. From and after the Expansion Date, all references in the Lease (as amended hereby) to the Premises shall be deemed to mean the Suite 200 Premises and the Suite 100 Premises, collectively. From and after the Expansion Date, the Premises shall consist of approximately 14,037 rentable square feet. Prior to the Expansion Date, Lessee shall have the right to confirm the actual square footage of the Suite 100 Premises and in the event of any adjustment to the rentable area of the Suite 100 Premises, all amounts, percentages and figures appearing or referred to in the Lease based upon such rentable area (including, without limitation, the amount of the Rent and any Security Deposit) shall be modified in accordance with such determination.

2.                                      Expansion Date. The “Expansion Date” shall be the later to occur of (i) June 1, 2011 or (ii) the date that the Lessee Improvements (as defined in the Lessee Work Letter attached hereto as Exhibit “A”) are substantially complete in accordance with the Space Plan (as defined in the Lessee Work Letter attached hereto as Exhibit A) and Lessor shall have delivered possession of the Suite 100 Premises to Lessee. The Lessee Improvements shall be deemed to be “substantially complete” when the Lessee Improvements have been completed except for minor items or defects which can be completed or remedied after Lessee occupies the Suite 100 Premises without causing substantial interference with Lessee’s use of the Suite 100 Premises.

3.                                      Extension of Term. The Term of the Lease (as amended hereby) shall be extended one (1) year, such that the Expiration Date for both the Suite 100 Premises and the Suite 200 Premises shall be December 31, 2013.

4.                                      Base Rent. Commencing on the Expansion Date the Base Rent for the Suite 100 Premises shall be $12,270.20 per month. Total Base Rent for the entire Premises shall be $26,711.98 per month. Base Rent under the Lease (as amended hereby) shall be subject to an annual adjustment on January 1, 2012.

The overall schedule of Base Rent shall be as follows:

Date	Monthly Base Rent

Expansion Date-12/31/2011	$26,711.98

1/1/2012-12/31/2012	$27,513.35

1/1/2013- 12/31/2013	$28,338.75

5.                                      Base Year. The Base Year applicable to the Suite 100 Premises shall be 2011. The Base Year for the Suite 200 Premises will remain 2010.

6.                                      Lessee’s Percentage. From and after the Expansion Date, “Lessee’s Share” (as defined in the Lease) shall equal 58.88%. In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Lessee’s Share shall be appropriately adjusted, and, as to the Base Year in which such change occurs, Lessee’s Share for such year shall be determined on the basis of the number of days during such Base Year that each such Lessee’s Share was in effect.

7.                                      Lessee Improvements. Lessor shall cause improvements to be made to the Suite 100 Premises in accordance with the Lessee Work Letter attached hereto as Exhibit “A”. With respect to the Suite 100 Premises, the Expansion Date shall be considered the “Start Date”. Except for the improvements set forth in the Lesee Work Letter, Lessor shall have no other construction obligation with respect to the Suite 100 Premises.

8.                                      Parking. In addition to the parking spaces currently allotted Lessee in connection with the Suite 200 Premises, Lessor shall provide Lessee with four (4) reserved parking spaces and sixteen (16) unreserved parking spaces in the parking lot of the Building (the “Parking Spaces”). Lessee’s right to use the Parking Spaces shall be subject to the conditions set forth in Paragraph 2.6 of the Lease. The use of the Parking Spaces will be free of charge throughout the term of the Lease and any extensions, if applicable.

9.                                      Option to Extend. Lessee’s option to extend the Term, as set forth in Paragraph 51 of the Lease, shall also apply to the Suite 100 Premises. In the event Lessee elects to exercise its option to extend the Term, Lessee hereby acknowledges and agrees that Lessee must simultaneously exercise the option to extend for both the Suite 100 Premises and Suite 200 Premises.

10.                               Cancellation of Expansion Option. Pursuant to Paragraph 57 of the Lease, Lessee was granted the option to expand into Suite 201 of the Building (the “Expansion Option”). The Parties hereby agree that the Expansion Option is hereby terminated and all references to the Expansion Option in the Lease shall be deleted.

11.                               Security Deposit. The Parties agree that Lessor currently holds a deposit in the amount of $18,340.00 with respect to the Suite 200 Premises (the “Original Security Deposit”). On the Expansion Date, Lessee shall deliver an additional $12,270.20 as an additional security deposit for the Suite 100 Premises, and together with the Original Security Deposit shall be deemed the “Security Deposit” described in Paragraphs 1.7(b) and 5 of the Lease. Lessor shall be entitled to use, apply or retain all or any portion of the Security Deposit pursuant to the terms and conditions set forth in Paragraph 5 of the Lease.

12.                               Existing Furniture. Lessor shall allow Lessee to the use the existing furniture in the Suite 100 Premises (as described in Exhibit B), however Lessor does not warrant the condition of the existing furniture and such furniture shall remain in the Suite 100 Premises during the Term. In the event Lessee has not been in default or delinquent in its obligations set forth in the Lease, then at the end of the Term Lessee shall have the right to purchase the existing furniture (as described in Exhibit B) for the sum of One Dollar ($1.00). Notwithstanding the foregoing, in the event Lessee elects not to purchase the furniture, Lessee shall be responsible to remove all existing furniture from the Suite 100 Premises prior to relinquishing possession of the Premises at the end of the Term. In the event Lessee desires to remove or dispose of any such furniture prior to the end of the Term, Lessee shall have the right to do so upon ten (10) days written notice to Lessor. If Lessor, prior to the end of the ten (10) day period desires to take possession of such furniture, Lessor shall make prompt arrangements to have such furniture removed from the Suite 100 Premises.

13.                               No Further Amendments; Lease Remains in Full Force and Effect. Except as modified herein, the Lease shall remain unmodified and in full force and effect.

14.                               Entire Agreement. It is understood and acknowledged that there are no oral agreements among the parties hereto affecting this Amendment and this Amendment supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, among the parties hereto with respect to the Premises.

15.                               Attorneys’ Fees. Should any dispute arise among the parties hereto or the legal representatives, successors and assigns concerning any provision of this Amendment or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

16.                               Governing Law. This Amendment shall be governed by and construed under the laws of the State of California.

17.                               Counterparts. This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

LESSOR:

27200 ASSOCIATES, LLC
a California limited liability company

By:	ADC Real Estate Group, Ltd.
a California limited partnership
Its:	Manager

By:	ADC Investments, Inc.
A California corporation
Its:	General Partner

	By:	/s/ Joseph T. Amoroso
	Name:	Joseph T. Amoroso
	Title:	President

LESSEE:

KYTHERA BIOPHARMACEUTICAL, INC.,
a Delaware corporation

By:	/s/ Keith R. Leonard
Name:	Keith R. Leonard
Title:	President

EXHIBIT “A”

LESSEE WORK LETTER

This Lessee Work Letter shall set forth the terms and conditions relating to the construction of the Lessee improvements in the Suite 100 Premises. This Lessee Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in this Amendment.

AGREEMENT

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

All work required to be performed by Lessor or Lessor’s contractor pursuant to this Agreement is hereinafter referred to as the “Lessor’s Work.” Lessor shall cause to be constructed, at Lessor’s sole cost, improvements in the Premises (the “Lessee Improvements”) in accordance with that certain preliminary plan prepared by Wirt Design Group, dated March 17, 2011 (the “Space Plan”). The Space Plan is attached hereto as Schedule 1 and is incorporated herein by reference. Lessee acknowledges that Lessor has made no representation or warranty whatsoever concerning (i) the actual cost to construct the Lessee Improvements, or (ii) the extent to which the actual cost or final configuration of the Lessee Improvements will be affected by the adoption of new federal, state or local laws or the implementation of any regulations or building requirements under new or existing laws, including, without limitation, the Americans With Disabilities Act and any fire and life safety laws or regulations.

SECTION 2

LESSEE IMPROVEMENTS

Subject to the terms set forth in Paragraph 6.7 of this Lessee Work Letter, Lessor, at its sole cost and expense, shall commence the improvements to the Suite 100 Premises per Schedule 1, to include the following:

(i)                           Removal of various walls and reconfigure the Suite 100 Premises per the Space Plan

(ii)                        Installation of new demising walls to create four (4) new offices and one (1) new conference room in the Suite 100 Premises per the Space Plan

(iii)                     Clean the existing carpet in the Suite 100 Premises

(iv)                    Repaint the walls of the Suite 100 Premises with Building Standard paint

(v)                       Recarpet the area within the central storage room that is being removed per (i) above.

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(vi)                    Installation of a glass wall in the new conference room by utilizing glass from the Suite 200 Premises and replacement of the glass from the Suite 200 Premises with drywall and Building Standard paint (the “Glass Work”). Lessor and Lessee each agree to pay 50% of the cost of the Glass Work. Lessee to deliver payment to Lessor for the Glass Work within five (5) business days following receipt of an invoice from Lessor.

(vii)                 Moving of the existing cubicles from their existing position to the position indicated on the Space Plan, and delivering electricity to each cubicle.

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Lessor will upon completion of the Lessee Improvements and Lessee’s acceptance of the Premises assign to Lessee all warranties and guaranties by the contractor who constructs the Lessee Improvements (the “Contractor”) relating to the Lessee Improvements. Such warranties and guaranties of Contractor shall guarantee that the Lessee Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and Contractor shall be responsible for the replacement or repair, without additional charge, of the Lessee Improvements that shall become defective within one (1) year after Substantial Completion of the Premises.

SECTION 4

INTENTIONALLY OMITTED.

SECTION 5

COMPLETION OF THE LESSEE IMPROVEMENTS;

LEASE COMMENCEMENT DATE

Except as provided in this Section 5, the “Expansion Date” (as defined in the Amendment) shall occur as set forth in Section 2 of the Amendment. If there shall be a delay or there are delays in the “substantial completion” (as defined in the Amendment) of the Premises or in the occurrence of any of the other conditions precedent to the Expansion Date, as set forth in Section 2 of the Amendment, as a direct, indirect, partial, or total result of:

5.1                               Lessee’s failure to timely approve any matter requiring Lessee’s approval;

5.2                               A breach by Lessee of the terms of this Lessee Work Letter or the Lease (as amended by the Amendment);

5.3                               Lessee’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of substantial completion of the Premises, as set forth in this Lease;

5.4                               Any changes to the Space Plan requested by Lessee that causes a delay to the substantial completion of the Premises;

5.5                             Any other acts or omissions of Lessee, or its agents, or employees; then, notwithstanding anything to the contrary set forth in this Lease or this Lessee Work Letter and regardless of the actual date of the substantial completion of the Premises, the Expansion Date shall be deemed to be the date the Expansion Date would have occurred if no Lessee delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1                               Lessee’s Entry Into the Premises Prior to Substantial Completion. Provided that Lessee and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Lessee access to the Premises two (2) weeks prior to the Substantial Completion of the Suite 100 Premises for the purpose of Lessee installing overstandard equipment or fixtures (including Lessee’s data and telephone equipment) in the Suite 100 Premises. Prior to Lessee’s entry into the Suite 100 Premises as permitted by the terms of this Section 6.1, Lessee shall submit a schedule to Lessor and Contractor, for their approval, which schedule shall detail the timing and purpose of Lessee’s entry. Lessee shall hold Lessor harmless from and indemnify, protect and defend Lessor against any loss or damage to the Building or the Suite 100 Premises and against injury to any persons caused by Lessee’s actions pursuant to this Section 6.1.

6.2                               Lessee’s Representative. Lessee has designated Keith Klein as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Lessee Work Letter.

6.3                               Lessor’s Representative. Prior to commencing construction, Lessor will designate an individual employed by Lessor as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Lessee Work Letter.

6.4                               Lessee’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Lessee (such subcontractors, laborers, materialmen and suppliers to be known collectively as “Lessee’s Agents”).

6.5                               Insurance Requirements. All of Lessee’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Lessee as set forth in the Lease (as amended by the Amendment), and the policies therefor shall insure Lessor and Lessee, as their interests may appear, as well as Lessor’s contractor, and shall name as additional insureds all mortgagees of the Building or any other party designated by Lessor. Lessee’s Agents shall maintain the foregoing insurance coverage in force until the Lessee Improvements are fully completed, except for the Products and Completed Operation Coverage insurance, which is to be maintained for ten (10) years following completion of the work and acceptance by Lessor and Lessee. All insurance maintained by Lessee’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Lessor and that any other insurance maintained by Lessor is excess and noncontributing with the insurance required hereunder.

6.6                               Time of the Essence in This Lessee Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Lessee is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Lessor’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Lessee and the next succeeding time period shall commence.

6.7                               Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease (as amended by the Amendment), or a default by Lessee under this Lessee Work Letter, has occurred at any time on or before the substantial completion of the Suite 100 Premises, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease (as amended by the Amendment), Lessor shall have the right to cause Contractor to cease the construction of the Suite 100 Premises (in which case, Lessee shall be responsible for any delay in the substantial completion of the Suite 100 caused by such work stoppage as set forth in Section 5 of this Lessee Work Letter), (ii) all other obligations of Lessor under the terms of this Lessee Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease and (iii) Lessee shall reimburse Lessor for all out-of-pocket costs associated with the construction of the Suite 100 Premises. The term “default” as used in this Section shall mean “default and the expiration of applicable cure periods.”

SCHEDULE 1